CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                OF CLASS A NON-VOTING CONVERTIBLE PREFERRED STOCK

                            $.01 PAR VALUE PER SHARE
                                       of
                         PACIFIC RIM ENTERTAINMENT, INC.

                                ----------------

                        Pursuant to Section 151(g) of the
                           General Corporation Law of
                              the State of Delaware

                                -----------------

         We, Alan W. Livingston, the President, and Walter M. Epstein, the Assistant Secretary, of Pacific Rim Entertainment, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

         DO HEREBY CERTIFY:

         FIRST: The Corporation's certificate of incorporation (the "Certificate of Incorporation"), authorizes the issuance of 1,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series of Preferred Stock, the voting powers, if any, designations, preferences, and relative, participating, optional or other rights, and the qualifications, limitations and restrictions appertaining thereto.

         SECOND: The Board of Directors of the Corporation at a meeting held by telephonic conference on March 31, 1994, duly adopted the following resolution authorizing the creation and issuance of a series of Preferred Stock to be known as "Class A Non-Voting Convertible Preferred Stock," said Class A Non-Voting Convertible Preferred Stock to be convertible upon certain terms and conditions into the Common Stock, $.01 par value per share of the Corporation (the "Common Stock") and to have voting powers, designations, preferences, and relative, participating, optional and other rights, and qualifications, limitations and restrictions appertaining thereto as are set forth in this Certificate of Designations, Preferences and Rights of Class A Non-Voting Convertible Preferred
Stock:

         "RESOLVED, that the Board hereby authorizes the issuance of 550 shares of Class A Non-Voting Convertible Preferred Stock (the "Preferred Stock") and establishes and fixes the voting powers, designations, preferences, and relative, participating, optional and other rights with respect to the Preferred Stock, and the qualifications, limitations and restrictions appertaining thereto pursuant to the Certificate of Designation, Preferences and Rights of Class A Non-Voting Convertible Preferred Stock (the "Certificate of Designations") which is attached hereto as Exhibit A, and that the President, any Vice President, the Treasurer and the Secretary or any Assistant Secretary of the Corporation (collectively the "Executive Officers") are hereby authorized and empowered to execute the Certificate of Designations on behalf of the Corporation and to file the Certificate of Designations on behalf of the Corporation with the office of the Secretary of State of the State of Delaware.

A.       Designation and Number

         The designation of non-voting convertible Preferred Stock created by this Certificate of Designations shall be Class A Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Class A Preferred Stock"), of Pacific Rim Entertainment, Inc., a Delaware corporation (the "Corporation"), and the number of shares constituting each class shall be 550 shares, which number may be increased or decreased (but not below the number of shares of Class A Preferred Stock then outstanding) from time to time by the board of directors of the Corporation (the "Board of Directors"). The Class A Preferred Stock shall rank prior to the Common Stock, $.01 par value per share of the Corporation (the "Common Stock"), with respect to any payment or distribution to be made to the holders of the Corporation's capital stock upon the liquidation, dissolution or winding up of the Corporation as provided in this Certificate of Designations.

B.       Voting Rights

         1 Except as otherwise provided by law or in paragraph 2 or 3 of this Section B, the Class A Preferred Stock shall have no voting rights whatsoever.

         2. No amendment of the Certificate of Incorporation of the Corporation affecting the voting, dividend, liquidation, or conversion rights, preferences or privileges, if any, of the Class A Preferred Stock shall be valid or effective without the previous affirmative authorization by vote of the record holders of the Class A Preferred Stock. Unless a greater vote shall then be required by law, any such amendment shall require the affirmative vote of the majority of the outstanding share of the Class A Preferred Stock, voting together as a single class.

         3. Subject to the provisions of paragraph 4 below, for so long as any shares of Class A Preferred Stock remain issued and outstanding the Corporation shall not, without the affirmative vote of the holder of a majority (unless a greater vote shall then be required by law) of the Class A Preferred Stock, voting together as a single class (with the holders of shares of Class A Preferred Stock being entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first solicited), alter, change, modify or amend the Certificate of Incorporation or the By-Laws of the Corporation in order to provide for, or take any other action to provide for, the authorization and issuance of any additional class or series of capital stock having any rights, preferences or priorities equivalent to or greater than (either in any particular aspect or in the aggregate) the Class A Preferred Stock.



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

         4. In addition to the approval required by paragraph 3 above, the authorization and issuance of any additional class or series of capital stock which has any of the following rights, preferences or priorities over the Class A Preferred Stock, shall require the approval of the holders of a majority {unless a greater vote is then required by law) of the then outstanding shares of Class A Preferred Stock voting together as a separate class: (a) voting rights under paragraph 2 above which require a higher percentage of approval for such new class or series than the percentage specified for the Class A Preferred Stock; (b) voting rights under paragraph 3 above which provide for a separate class vote requirement for such new class or series; (c) voting rights under this paragraph 4 which require a higher percentage approval for such new class or series than the percentage specified for the Class A Preferred Stock; (d) voting rights on matters other than those enumerated above which are not pari passu with the voting rights of the Class A Preferred Stock, (e) dividend rights providing for payment of dividends on such new class or series prior to or in preference to payment of dividends on the Class A Preferred Stock; (f) liquidation rights providing for any payment to holders of shares of such new class or series prior to or in preference to payments to the holders of the Class A Preferred Stock; or (g) conversion of shares of such new class or series which results in an initial conversion ratio of more than one thousand shares of Common Stock for each share of such new class or series, or on terms which are not substantially the same as those applicable to the Class A Preferred Stock.

C.       Dividend Rights

         1. The Board of Directors shall not declare and pay any cash dividends to the holders of the Common Stock unless they also simultaneously declare and pay, pursuant to paragraph 2 below, an equivalent cash dividend to the holders of the Class A Preferred Stock. If and when declared, such dividends shall be payable out of any source lawfully available for the payment of dividends.

         2. The holders of shares of the Class A Preferred Stock and Common Stock shall participate equally, share for share, in all cash dividends and distributions if and when declared and paid by the Board of Directors, except that the holder of each share of Class A Preferred Stock shall be entitled to receive cash dividends and distributions in the amount payable in respect of the number of shares of Common Stock into which such shares of Class A Preferred Stock are then convertible, based upon the then existing Conversion Rate (as defined below). Notwithstanding the foregoing, no dividends payable in shares of Common Stock shall be paid in respect of the Class A Preferred Stock but such dividends payable in shares of Common Stock may be paid to holders of Common Stock without the payment of dividends to holders of Class A Preferred Stock as long as the Corporation fully complies with the terms and conditions of paragraph 5(e) of Section E hereof. Notwithstanding the provisions of the foregoing sentence, the anti-dilution provision set forth in Section E.4(b) hereof shall continue to apply to the Class A Preferred Stock upon the issuance of dividends payable in shares of Common Stock.

D.       Liquidation Rights

         1. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (hereinafter referred to as a "Liquidation"), before any distribution or payment shall be made to or set aside for the holders of the Common Stock, the holders of the Class A Preferred Stock shall be entitled to receive from the assets of the Corporation the sum of $2,975.00 per share in cash or other property (the "Preferred Stock Liquidation Value"), such amount to be appropriately adjusted, upward or downward in the event of any stock dividend, stock split or combination, or similar recapitalization (hereinafter referred to as a "Recapitalization"). If upon any such liquidation, dissolution or winding up of the Corporation the assets of the Corporation to be distributed among the holders of the Class A Preferred Stock are insufficient to permit payment to such holders of the aggregate Preferred Stock Liquidation Value amount which they are entitled to be paid, then the assets available to be distributed to such holders will be distributed ratably among such holders, based upon the aggregate Class A Preferred Stock Liquidation Value of the Class A Preferred Stock held by each such holder of Class A Preferred Stock.

         2. After payment shall have been made in full to the holders of the Class A Preferred Stock as provided in paragraph 1 above, the holders of the Common Stock shall be entitled to receive from the remaining assets of the Corporation, before any further distribution or payment is made to any other party, the sum of $5.00 per share of Common Stock in cash or other property (the "Common Stock Liquidation Value"), such amount to be appropriately adjusted in the event of any Recapitalization. If the assets of the Corporation to be so distributed among the holders of the Common Stock are insufficient to permit payment to such holders of the aggregate Common Stock Liquidation Value amount which they are entitled to be paid, then the remaining assets will be distributed ratably among such holders based upon the number of shares of Common Stock held by such holders.

         3. Any assets Of the Corporation remaining after such payment referred to in paragraphs 1 and 2 above shall have been made in full to the holders of the Class A Preferred Stock and the holders of the Common Stock, shall be distributed with respect to the outstanding shares of Class A Preferred Stock and Common Stock pro rata without regard to class, except that for purposes of such distribution, the Class A Preferred Stock shall be entitled to receive out of such distribution the amount payable in respect of the number of shares of Common Stock into which such Class A Preferred Stock would then be convertible based upon the then existing Conversion Rate (as defined below).

         4. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section D. The Corporation will mail written notice of any liquidation, winding up or dissolution of the Corporation to each record holder of Class A Preferred Stock, not less than sixty (60) days prior to the payment date stated therein.

B.       Conversion of Preferred Stock

         The rights and obligations of the holders of the Class A Preferred Stock to convert such shares into shares of Common Stock of the Corporation shall be as follows:

         1 Right to Convert. At any time on or after June 1, 1994, the shares of Class A Preferred Stock shall be convertible at the option of the respective holders thereof at the office of the Corporation into fully paid and nonassessable shares of Common Stock at the Conversion Rate (as defined below) then in effect for the Class A Preferred Stock as provided herein.

         2. Automatic Conversion. On April 1, 1996, all outstanding shares of Class A Preferred Stock, if any, will, without any action on the part of the Corporation or the holders thereof, be immediately and automatically converted into shares of Common Stock of the Corporation at the Conversion Rate (as defined below) then in effect for the Class A Preferred Stock as provided herein, and thereafter no shares of Class A Preferred Stock will be outstanding and any holder of a certificate for shares of Class A Preferred Stock will be deemed to be the holder of the number of shares of Common Stock into which the shares of Class A Preferred Stock represented by such certificate were so converted

         3. Mechanics of Conversion. Before any holder of shares of Class A Preferred Stock shall be entitled pursuant to the first sentence of paragraph 1 above to convert the same into shares of Common Stock, such holder must surrender the certificate or certificate therefor at the office of the Corporation or office of the Corporation's transfer agent, and shall give written notice to the Corporation at said office that it elects to convert the same into shares of Common Stock of the Corporation and shall state in such notice the name or names in which it would like such shares of Common Stock to be registered. If less than the full number of shares of Class A Preferred Stock evidenced by the surrendered certificate or certificates are being converted into shares of Common Stock, a new certificate of like tenor shall be issued by the Corporation at the expense of the holder of the Class A Preferred Stock for the number of shares of Class A Preferred Stock not being converted. Such conversion shall be deemed to have been made as of the date of such surrender of the shares of Class A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on said date.

         4. Conversion Rate. Each share of Class A Preferred Stock shall be convertible into 2,000 shares of Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to readjustment, upward or downward, as provided herein and the calculation required hereby shall be in respect of a holder to the nearest 1/100th of a share.

         5.       Adjustment to Conversion Rate.

                  (a) Subdivisions and Combinations. In the event of any subdivision or combination of the Common Stock of the Corporation, then in each such event the Conversion Rate in effect immediately prior thereto shall be proportionately reduced or increased, as appropriate, as of the effective date of such event.

                  (b) Adjustment for Other Dividends and Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock for the purpose of entitling holders of Common Stock of the Corporation to receive a dividend or



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

other distribution payable in or otherwise consisting of securities of the Corporation, including its Common Stock, or securities or other rights which directly or indirectly may be converted into, exchanged for or satisfied in shares of its Common Stock, then and in each such event provisions shall be made so that the holders of Class A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Class A Preferred Stock been converted into Common Stock on the date of such event to and including any date of conversion of the Preferred Stock, subject to all other adjustments, upward or downward, called for during such period under this paragraph 5 of Section E hereof with respect to the rights of the holders of the Class A Preferred Stock.

                  (c) Adjustment for Reclassification, Exchange and Substitution. In the event that at any time or from time to time the Common Stock issuable upon the conversion of the Class A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this paragraph 5 of Section E hereof), then and in any such event each holder of Class A Preferred Stock shall have the right thereafter to convert such Class A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by a holder of the maximum number of shares of Common Stock into which such shares of Class A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment, upward or downward, as provided herein.

                  (d) Reorganization,. Merger. Consolidation or Sale of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph 5 of Section E hereof) or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's assets to any other person, then, as part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Class A Preferred Stock shall thereafter be entitled to receive upon conversion of the Class A Preferred Stock the number of shares of stock or other securities or cash or other property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock deliverable upon such conversion would have been entitled as a result of such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 5 of Section E hereof with respect to the rights of the holders of the Class A Preferred Stock after the reorganization, merger, consolidation or sale to the extent that the provisions of this paragraph 5 of Section E hereof (including adjustment of the Conversion Rate then in effect and the number of shares obtainable upon conversion of the Class A Preferred Stock) shall be applicable after that event and shall be as nearly equivalent as may be practicable

                  (e) Record Date. In the event a record date shall be fixed or otherwise applicable for the purpose of entitling holders of the Common Stock to receive a dividend or other distribution payable in or otherwise consisting of shares of Common Stock or to subscribe for or otherwise acquire such shares (including, in either case, securities or other rights which directly or indirectly may be converted into, exchanged for or satisfied in such shares), then such record date shall be deemed for purposes of paragraph (b) above to be the time of the issue or sale of any such shares issued or sold in connection with such dividend, distribution or granting of right of subscription or acquisition. In the event of (i) any-taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution with respect to the capital stock of the Corporation, (ii) any Recapitalization, merger or Liquidation of the Corporation or (iii) any proposed issuance or grant by the Corporation of any shares of stock of any class or any other securities, or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, the Corporation shall mail to each holder of Class A Preferred Stock at least thirty (30) days prior to the record date specified therein, or the proposed date for the taking of action referred to, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Recapitalization, merger or Liquidation is expected to become effective, and the time, if any, is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Recapitalization, merger or Liquidation or (C) the amount and character of any stock or other securities or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made.

         6. Notice of Adjustment. Upon each adjustment referred to in paragraph 5 of this Section E, the Corporation shall forthwith give written notice thereof to the holders of shares of Class A Preferred Stock in the form of a certificate executed by the Corporation's President or Treasurer, stating the new number of shares so receivable and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         7. No Reissuance. All shares of Class A Preferred Stock which are converted into shares of Common Stock pursuant to paragraphs 1 or 2 of this Section E shall be retired at such time and shall not be reissued.

         8. Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Class A Preferred Stock into shares of Common Stock, the full number of shares of Common Stock deliverable upon conversion of all of the shares of Class A Preferred Stock from time to time outstanding. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of Class A Preferred Stock, the Corporation shall, subject to the requirements of Delaware law, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be efficient for such purposes.

         9. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any of the shares of Class A Preferred Stock into shares of Common Stock. If any such conversion results in a fraction, an amount equal to such fraction multiplied by an amount equal to the sum paid per share to the Corporation therefor on original issue shall be paid to such holder in cash by the Corporation

F.       Notices.

         Any notices or certificates required by the Certificate of Incorporation of the Corporation or this Certificate of Designations to be delivered to any holder of shares of the Corporation's capital stock shall be deemed given when personally delivered to such holder or upon deposit in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to such holder at its address appearing on the books of the Corporation.

         IN WITNESS WHEREOF, Pacific Rim Entertainment, Inc. has caused this Certificate of Designations to be signed by its President, and attested to by its Secretary, this 13th day of April, 1994 .

                                              PACIFIC RIM ENTERTAINMENT, INC.

                                              By: /s/ Alan W. Livingston
                                                  -----------------------------
                                                   Name:   Alan W. Livingston
                                                   Title:  President

ATTEST:

/s/ Walter M. Epstein
----------------------------
Name:    Walter M. Epstein
Title:   Assistant Secretary



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